October 24, 2006

WorldCommodity Fund, Inc. 6075 Roswell Road, Suite 450 Atlanta, GA 30328

Re: WorldCommodity Fund, Inc., File Nos. 333-127924 and 811-21802

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 8 to the WorldCommodity Fund, Inc. Registration Statement (the "Registration Statement").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 9 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/THOMPSON HINE LLP

THOMPSON HINE LLP

Michael.Wible@ThompsonHine.com Phone 614.469.3297 Fax 614.469.3361	525998.1